Exhibit 4.5.2

Resolutions adopted by the Board of Directors of
Conexant Systems, Inc. on February 25, 2004

APPROVAL OF USE OF SHARES AVAILABLE UNDER GLOBESPANVIRATA STOCK PLANS FOR FUTURE GRANTS UNDER CONEXANT 2000 PLAN

                RESOLVED FURTHER, that all shares available for future grants under the GlobespanVirata Stock Plans as of the Effective Time, and any shares that become available as a result of cancellations, forfeitures, lapses or other terminations of outstanding awards under the GlobespanVirata Stock Plans from and after the Effective Time, be, and they hereby are, deemed to be additional shares of Company Common Stock (after appropriate adjustment of the number of shares to reflect the Merger) available for future grants under the Conexant 2000 Non-Qualified Stock Plan (the “Conexant 2000 Plan”), which shall be amended as necessary to reflect the availability of the additional shares of Company Common Stock for future grants under the Conexant 2000 Plan, and that such amendments be, and they hereby are, approved and adopted; and